Exhibit 99.1

Bristol Myers Squibb Recommends Stockholders Reject “Mini-Tender” Offer by Tutanota LLC

(Princeton, N.J., February 14, 2024) – Bristol Myers Squibb (NYSE: BMY) today announced that it recently became aware of an unsolicited “mini-tender” offer by Tutanota LLC (“Tutanota”) to purchase up to five hundred thousand shares of Bristol Myers Squibb’s common stock, representing significantly less than one percent of Bristol Myers Squibb’s common stock outstanding, at an offer price of $55 per share (“Offer Price”).

The offer is conditioned on, among other things, the closing price per share of Bristol Myers Squibb’s common stock exceeding the Offer Price on the last trading day before the offer expires. Tutanota also states in its offer documents that it expects to extend the offer for successive periods of 45 to 180 days until the market price of Bristol Myers Squibb’s common stock exceeds the Offer Price. This means that Bristol Myers Squibb stockholders who tender their shares in the offer will receive a below-market price if the offer conditions are satisfied and their shares are accepted in the tender offer. There is no guarantee that the conditions of the offer will be satisfied. In addition, Bristol Myers Squibb cautions stockholders that if Tutanota extends its offer, payment would be delayed beyond the scheduled expiration date of Friday, February 23, 2024.

Bristol Myers Squibb recommends that stockholders do not tender their shares in response to Tutanota’s offer because the offer is conditional on the Offer Price being below the market price for Bristol Myers Squibb’s common stock and subject to numerous additional conditions, including Tutanota obtaining financing for the offer. Stockholders who have already tendered their shares may withdraw them at any time prior to 5:00 p.m., Eastern Time, on Friday, February 23, 2024, in accordance with the offering documents. Bristol Myers Squibb recommends that stockholders who have not responded to Tutanota’s offer take no action.

The U.S. Securities and Exchange Commission (“SEC”) has cautioned investors about these offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s guidance to investors on mini-tenders is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitend.

Bristol Myers Squibb does not endorse Tutanota’s unsolicited mini-tender offer and is not associated in any way with Tutanota, its mini-tender offer, or its mini-tender offer documents.

Tutanota’s mini-tender offer seeks less than five percent of Bristol Myers Squibb’s outstanding common stock. Mini-tender offers seek to acquire less than five percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the SEC that apply to offers for more than five percent of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws. Tutanota has made similar unsolicited mini-tender offers for stock of other public companies.

Bristol Myers Squibb encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Stockholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Tutanota’s mini-tender offer. Bristol Myers Squibb requests that a copy of this news release be included with all distributions of materials related to Tutanota’s mini-tender offer related to Bristol Myers Squibb’s common stock.

About Bristol Myers Squibb Company

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop, and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

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